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                                                                    EXHIBIT 99.1



                                                         MACROVISION CORPORATION
                                                           2830 DE LA CRUZ BLVD.
[LOGO] ma(c)rovision                                       SANTA CLARA, CA 95050

                                                             (408) 743-8600 MAIN
                                                              (408) 743-8610 FAX


FOR IMMEDIATE RELEASE

                    MACROVISION APPOINTS NEW GENERAL COUNSEL

SANTA CLARA, Calif. (BUSINESS WIRE)--April 4, 2005--Macrovision Corporation (Nasdaq: MVSN) announced today that Loren Hillberg joined the Company as Executive Vice President, General Counsel reporting to CEO, Bill Krepick. In this capacity, Hillberg will be the Company's first inside General Counsel and will be responsible for all corporate legal matters including contracts, intellectual property, SEC matters, trademarks, litigation, M&A legal support, federal and state regulatory compliance and advocacy, as well as HR and facilities.

Prior to Macrovision, Hillberg served as senior vice president and general counsel of Macromedia beginning in 1998. Before Macromedia, he served as vice president and general counsel for Micro Focus Group, Plc, a UK based provider of enterprise software tools.

Bill Krepick said, "We are fortunate to have found someone for our first general counsel with Loren's extensive background in software, licensing, intellectual property, and M&A. We will eclipse $200 million in revenues this year, and we need to be able to scale our internal operations to accommodate even greater growth in the future. Loren will help us accomplish that, while at the same time helping us retain our core cultural values that emphasize creativity, teamwork, individual initiative, and quick response to our customers."

Hillberg has a Bachelors of Arts degree in Economics (with distinction) from Stanford University and a Juris Doctorate degree from University of California, Hastings College of Law. He is 46 years old.

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ABOUT MACROVISION
Macrovision develops and markets content protection, digital rights management
(DRM) and Software Value Management solutions for the video, music and software industries. Macrovision's technologies are embedded in over 9 billion DVD, VHS and CD units representing over $130 billion of protected entertainment content. In the software market, Macrovision licenses software developers the FLEXnet(TM) universal licensing platform and the InstallShield(R) suite of software installation, repackaging and update solutions, which are deployed on more than 500 million desktops worldwide. Over 50,000 software publishers and virtually all of the Fortune 1000 companies use Macrovision's technologies to maximize the value of their software. Macrovision is headquartered in Santa Clara, California and has offices worldwide. More information about Macrovision can be found at www.macrovision.com.

This press release may contain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. A number of factors could cause Macrovision's actual results to differ from anticipated results expressed in such forward-looking statements. Such factors are addressed in Macrovision's Annual Report on Form 10-K for the year ended December 31, 2004 which is on file with the Securities and Exchange Commission (available at www.sec.gov). Macrovision assumes no obligation to update any forward-looking statements.


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INVESTOR CONTACT:
Miao Chuang
Macrovision Corporation
+1 (408) 562 8451
mchuang@macrovision.com